Exhibit 10.2

MYR GROUP INC.
SENIOR MANAGEMENT INCENTIVE PLAN
(AMENDED AND RESTATED AS OF MAY 1, 2014)

1.                                      Purpose.  The purpose of the MYR Group Inc. Senior Management Incentive Plan is to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate and retain key employees upon whose judgment, initiative and efforts the financial success and growth of the business of the Company largely depend and to provide an additional incentive for key employees through cash incentive payments that promote and recognize the financial success and growth of the Company.

2.                                      Definitions.  The following terms, as used herein, shall have the following meanings:

(a)                                 “Affiliate” shall mean, with respect to the Company or any of its subsidiaries, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.

(b)                                 “Award” shall mean an incentive compensation award, granted pursuant to the Plan, which shall be designated as either an “Annual Award” or a “Long-Term Award.”

(c)                                  “Board” shall mean the Board of Directors of the Company.

(d)                                 “Change in Control” shall mean (i) for the purposes of vesting of any Award, the occurrence of a Change in Control as defined in the Company’s 2007 Long-Term Incentive Plan (amended and restated as of May 1, 2014) (or as set forth in a specific form award agreement under such plan as identified by the Committee for purposes of such Award); and (ii) for purposes of payment of any Award that would be deferred compensation within the meaning of Section 409A of the Code, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, within the meaning of Section 409A of the Code.

(e)                                  “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(f)                                   “Committee” shall mean the Compensation Committee of the Board of Directors, the composition of which shall at all times consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(g)                                  “Company” shall mean MYR Group Inc. and its successors.

(h)                                 “Covered Employee” shall mean a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(i)                                     “Disability” shall mean that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, the Participant is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health benefit plan covering employees of the Company for a period of not less than three months.

(j)                                    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k)                                 “Negative Discretion” shall mean discretion exercised by the Committee to cancel or reduce the amount of payment under an Award; provided that the exercise of such discretion shall not cause the affected Award to fail to qualify as a Qualified Performance-Based Award.

(l)                                     “Participant” shall mean any employee of the Company or an Affiliate who is, pursuant to Section 4 of the Plan, selected to participate in the Plan.

(m)                             “Performance Goals” shall mean measurable performance goals established pursuant to the Plan for Participants pursuant to Section 5.  The Performance Goals applicable to any Qualified Performance-Based Awards shall be based on one or more, or a combination, of the following criteria, as applicable: (i) total stockholder return; (ii) stock price appreciation; (iii) return on equity; (iv) return on assets; (v) modified return on assets; (vi) return on capital (including return on invested capital); (vii) earnings per share; (viii) earnings before interest and taxes; (ix) earnings before interest, taxes, depreciation and amortization; (x) ongoing earnings; (xi) cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital); (xii) economic value added; (xiii) net operating profit after tax, less a cost of capital charge; (xiv) stockholder value added; (xv) revenues; (xvi) net income; (xvii) pre-tax income; (xviii) operating income; (xix) pre-tax profit margin; (xx) performance against business plan; (xxi) backlog; (xxii) customer service; (xxiii) corporate governance quotient or rating; (xxiv) market share; (xxv) employee satisfaction; (xxvi) employee engagement; (xxvii) supplier diversity; (xxviii) workforce diversity; (xxix) operating margins; (xxx) credit rating; (xxxi) dividend payments; (xxxii) expenses; (xxxiii) fuel cost per million BTU; (xxxiv) costs per kilowatt hour; (xxxv) retained earnings; (xxxvi) completion of acquisitions, divestitures and corporate restructurings; (xxxvii) safety (including total OSHA recordable rate, OSHA lost time accident rate, lost workday severity rate, restricted workday severity rate, restricted workday incident rate, days away and restricted time, first aid cases, general liability cases, and auto accidents); and (xxxix) strategic business criteria, consisting of one or more objectives based on meeting goals in the areas of litigation, human resources, information services, production, inventory, safety, support services, site development, plant development, building development, facility development, government relations, product market share or management.

Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Affiliate, division, department, region or function within the Company or Affiliate in which the Participant is employed.  The Performance Goals may be relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index of one or more of the performance criteria themselves. Awards may be granted subject to Performance Goals that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards.  The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).  With respect to Qualified Performance-Based Awards, each such Performance Goal will define in an objective manner the extent to which the Performance Goal for a Performance Period has been achieved.

(n)                                 “Performance Period” shall mean, unless the Committee determines otherwise, a period of no longer than (i) 12 months with respect to an Annual Award and (ii) 36 months with respect to a Long-Term Award.

(o)                                 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(p)                                 “Plan” shall mean MYR Group Inc. Senior Management Incentive Plan, as amended or amended and restated from time to time.

(q)                                 “Qualified Performance-Based Award” means any Award, or portion of such Award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(r)                                    “Retirement” means a Participant’s retirement from active employment with the Company and each of its Affiliates after having attained “normal retirement age” (as such term is defined in the Social Security Act of 1935, as amended).

3.                                      Administration.  The Plan shall be administered by the Committee.  The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Awards; and to make all other determinations deemed necessary or advisable for the administration of the Plan.  The Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any parent or subsidiary of the Company or the financial statements of the Company or any parent or subsidiary of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles; provided that with respect to any Qualified Performance-Based Awards such adjustment shall be only to the extent it does not result in the loss of the otherwise available exemption of such award under Section 162(m) of the Code.

All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company and the Participant (or any person claiming any rights under the Plan from or through any Participant).

Subject to Section 162(m) of the Code or as otherwise required for compliance with other applicable law, the Committee may delegate all or any part of its authority under the Plan to any officer or officers of the Company.

4.                                      Eligibility.  Awards may be granted to Participants in the sole discretion of the Committee.  In determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.                                      Terms of Awards.  Awards granted pursuant to the Plan shall be communicated to Participants in such form as the Committee shall from time to time approve and the terms and conditions of such Awards shall be set forth therein.

(a)                                 In General.  With respect to Qualified Performance-Based Awards, on or prior to the earlier of the 90th day after the commencement of a Performance Period or the date on which 25% of a Performance Period has elapsed, the Committee shall specify in writing, by resolution of the Committee or other appropriate action, the Participants for such Performance Period and the Performance Goals applicable to each Award for each Participant with respect to such Performance Period.  Unless otherwise provided by the Committee in connection with specified terminations of employment and in compliance with Section 162(m) of the Code, payment in respect of Qualified Performance-Based Awards shall be made only if and to the extent the Performance Goals with respect to such Performance Period are attained.

(b)                                 Performance Goals.  The Committee may grant Awards subject to Performance Goals that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards.  If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may in its discretion modify such Performance Goals or the related level or levels of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.  In such case, the Committee will not make any modification of the Performance Goals or the level or levels of achievement with respect to such Covered Employee.

(c)                                  Special Provisions Regarding Qualified Performance-Based Awards.  Notwithstanding anything to the contrary contained in this Section 5, the maximum amount that may be paid to a Covered Employee under the Plan with respect to a Qualified Performance-Based Award is $5 million.  Notwithstanding anything to the contrary herein, in determining the amount of payment under a Qualified Performance-Based Award in respect of a Performance Period, the Committee may cancel a Qualified Performance-Based Award or reduce the amount payable under a Qualified Performance-Based Award that was otherwise earned during a Performance Period through the use of Negative Discretion if, in the Committee’s sole discretion, such cancellation or reduction is appropriate.  In no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used to (i) grant or provide payment in respect of Qualified Performance-Based Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (ii) increase a Qualified Performance-Based Award above the maximum amount payable under this Section 5(c).

(d)                                 Negative Discretion Regarding Awards That Are Not Qualified Performance-Based Awards.  For the sake of clarification, notwithstanding anything to the contrary herein, in determining the amount of payment under an Award that is not a Qualified Performance-Based Award in respect of a Performance Period, the Committee may cancel such Award or reduce the amount payable under such Award that was otherwise earned during a Performance Period through the use of Negative Discretion if, in the Committee’s sole discretion, such cancellation or reduction is appropriate.

(e)                                  Time and Form of Payment.  All payments in respect of Awards granted under this Plan shall be made in cash on or before March 15 of the year following the year in which the Performance Period ends.

6.                                      Section 409A of the Code.  Awards under the Plan, plus the Plan and its administration, are intended to comply with Section 409A of the Code and the Plan and all Awards shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of the Plan.  Notwithstanding any provision of the Plan or any Award to the contrary, in the event that the Committee determines that any Award may or does not comply with Section 409A of the Code, the Company may adopt such amendments to the Plan and the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Plan and any Award from the application of Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to an Award, or (b) comply with the requirements of Section 409A of the Code.

Notwithstanding any provisions of this Plan to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) on his date of separation from service and if any portion of an Award to be received by the Participant upon his or her separation from service would be considered deferred compensation under Section 409A of the Code, amounts of deferred compensation that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Participant’s separation from service will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of the Participant’s separation from service and (ii) the Participant’s death.

7.                                      General Provisions.

(a)                                 Compliance with Legal Requirements.  The Plan and the granting and payment of Awards and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)                                 Nontransferability.  Awards shall not be transferable by a Participant except upon the Participant’s death following the end of the Performance Period but prior to the date payment is made, in which case the Award shall be transferable in accordance with any beneficiary designation made by the Participant in accordance with Section 7(l) below or, in the absence thereof, by will or the laws of descent and distribution.

(c)                                  No Right To Continued Employment.  Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way whatever rights otherwise exist of the Company to terminate such Participant’s employment or change such Participant’s remuneration.

(d)                                 Withholding Taxes.  Where a Participant or other person is entitled to receive a payment pursuant to an Award hereunder, the Company shall have the right either to deduct from the payment, or to require the Participant or such other person to pay to the Company prior to delivery of such payment, an amount sufficient to satisfy any federal, state, local or other withholding tax requirements related thereto.

(e)                                  Amendment, Termination and Duration of the Plan.  The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company.  The Board or the Committee may amend the terms of any Award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or Disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.  In such case, the Board will not make any modification of the Performance Goals or the level or levels of achievement with respect to such Qualified Performance-Based Award.  Notwithstanding the foregoing, but subject to Section 6 of the Plan, no amendment shall affect adversely any of the rights of any Participant under any Award following the end of the Performance Period to which such Award relates.

(f)                                   Participant Rights.  No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

(g)                                  Termination of Employment.

(i)                                     Unless otherwise provided by the Committee, and except as set forth in subparagraph (ii) of this Section 7(g), a Participant must be actively employed by the Company or one of its Affiliates at the end of the Performance Period in order to be eligible to receive payment in respect of such Award.

(ii)                                  Unless otherwise provided by the Committee in compliance with Section 162(m) and Section 409A of the Code, if a Participant’s employment is terminated as result of death or Disability prior to the end of the Performance Period, the Participant’s Award shall be cancelled and in respect of his or her cancelled Award the Participant shall receive a pro rata portion of the Award as determined by the Committee.

(h)                                 Change in Control.  Notwithstanding any provision in the Plan to the contrary, upon a Change in Control, unless otherwise determined by the Committee with respect to an Award at the time of its grant, each outstanding Award shall be cancelled and in respect of his or her cancelled Award a Participant shall receive a pro rata portion of the Award.  Such portion shall be calculated by multiplying the target amount of the Award by a fraction, the numerator of which is the number of days completed in the Performance Period prior to the Change in Control and the denominator of which is the total number of days in the Performance Period.  The pro rata portion of the Award shall be paid in cash as soon as practicable following the Change in Control.  In addition, if any Award which a Participant earned under the Plan during any Performance Period which ended prior to a Change in Control has neither been paid to the Participant nor credited to such Participant under a deferred compensation plan maintained or sponsored by the Company or an Affiliate prior to the Change in Control, such Award shall be paid to the Participant within thirty (30) days following such Change in Control and in no event later than the date specified in Section 5(d).

(i)                                     Unfunded Status of Awards.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(j)                                    Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(k)                                 Effective Date.  The MYR Group Inc. Senior Management Incentive Plan took effect upon its original adoption by the Board, subject to approval of the stockholders of the Company.  The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the stockholders of the Company in order to comply with Section 162(m) of the Code.  In the absence of such approval, any Qualified Performance-Based Awards made pursuant to the Plan shall be null and void.

(l)                                     Beneficiary.  A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation; provided, that, in the event the Participant does not designate a beneficiary with respect to a particular Award, the Participant’s most recent beneficiary designation form on file with the Company shall control.  If no designated beneficiary survives the Participant and an Award is payable to the Participant’s beneficiary pursuant to Section 7(b), the Participant’s estate shall be deemed to be the grantee’s beneficiary.

(m)                             Interpretation.  The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.